Exhibit 10(a)

February 22, 2005

Dear Rich:

Congratulations on your upcoming retirement as Chief Executive Officer and subsequent retirement as Chairman of the Board and member of the Board of Valspar.

The following summarizes the terms and conditions of your Separation Agreement and Release (“Agreement”). The purpose of this Agreement is to document what you will receive in exchange for your acceptance of this Agreement. The Valspar Corporation has agreed to provide you with certain payments and benefits, which are set forth below, to which you would not be otherwise entitled without signing this Agreement.

•	Effective Dates
You are retiring as (1) an Officer of The Valspar Corporation and its subsidiaries (“Valspar”), effective upon the commencement date of the new President/CEO (which we anticipate will be the date of the Annual Shareholders Meeting, February 23, 2005)(the “Commencement Date”), (2) an employee of Valspar, effective July 31, 2005, (3) Chairman of the Board of Directors, effective upon the earlier of the Board’s election of a new Chair or July 31, 2005, and (4) a Valspar Director, effective on July 31, 2005 or earlier at your or the Board’s option.

•	Compensation and Other Payments
You will continue to be paid at the rate of your current base salary until the Commencement Date. After, the Commencement Date, you will serve as Chairman of the Board, a Director, and an employee until the respective effective dates set forth above. In these capacities, you will work with the new CEO, the Board, employees, customers, and appropriate industry leaders and groups to facilitate an effective transition of the leadership of the Company to the new CEO.

In compensation for these duties and in consideration for your signing this agreement, Valspar will:

•	Pay you a lump sum payment of $200,000, payable no later than December 31, 2005;
•	Immediately following the Commencement Date through July 31, 2005, pay you a base salary at a rate of one-half your current base salary (at an annualized rate of $500,000), in equal installments at regular payroll intervals;
•	On or before July 31, 2005, advance you a lump sum severance payment (the “Severance Payment”) equal to one-half your current base salary for the period from August 1, 2005 through October 28, 2005; provided, however, that such Severance Payment is paid in anticipation of, and expressly conditioned upon, your subsequent signing (within the required time period) and not revoking the attached Updated Release of Claims; and
•	Fifty percent of the cash bonus the Company would otherwise pay you under the Company’s Incentive Bonus Plan for the Company’s 2005 fiscal year (depending on corporate performance measures, based on net income, net sales and modified cash flow), paid in a lump sum no later than December 31, 2005.

The payments described above shall be subject to appropriate deductions and withholding. You shall not be entitled to other payments or benefits beyond those described in this Agreement, except for (1) those vested benefits payable pursuant to The Valspar Corporation Supplemental Executive Retirement Plan for Richard Rompala (Restated January 1, 2005) (the “SERP”), and (2) those vested benefits payable pursuant to The Valspar Corporation Deferred Compensation Plan for Richard M. Rompala (Restated January 1, 2005) (the “Deferred Compensation Plan”), provided, however, that you shall not earn or be eligible to receive any credit or contribution from Valspar to the Deferred Compensation Plan (other than interest adjustments pursuant to Section 5.2) for Plan Year 2005 or Fiscal Year 2005 or any parts thereof, or any subsequent Plan Year or Fiscal Year.

•	Unused Vacation
You will be paid for all unused vacation in your last regular paycheck following your termination of employment. This vacation pay will be computed based on your annualized salary that was effective on January 1, 2005.

•	Stock Options
You are 100% vested in all options granted under the Stock Option Plan. The option shares you have received are listed below.

Shares that were granted after 1998 include a provision that provides an opportunity to extend the exercise period for up to an additional three years, not to exceed the original expiration date. In consideration of your signing and not revoking this Agreement, the exercise period for such shares shall be extended accordingly.

The option shares that you received on 10/18/2000 have a ten-year term regardless of employment status and do not need to be exercised until 10/18/2010.

Grant Date	No. Shares	Exercise Price	Original Expiration Date	Must be Exercised by:

1/08/98	45,000	$31.25	1/8/08	1/8/08

12/16/98	55,000	$35.00	12/16/08	7/31/08

12/15/99	70,000	$40.25	12/15/09	7/31/08

10/18/00	95,296	$23.64	10/18/10	10/18/10

12/12/00	76,500	$29.92	12/12/10	7/31/08

10/17/01	100,000	$33.60	10/17/11	7/31/08

Total	441,796

•	Key Employee Restricted Stock Grants
The following summarizes your restricted stock grants.

Date	Certif. No.	No. Shares

1/2/03	C151481	22,366*

1/15/04	C152927	9,057*

1/13/05	—	14,920*

1/06	—	To be determined**

* You will be 100% vested in these restricted shares effective upon your termination date and the value will be taxed as ordinary income as of that date.

** The 1/06 grant will be 100% vested at the time of the grant and the value will be taxed as ordinary income effective that date.

•	Lost ERISA Benefits
Lost ERISA benefits will be calculated and paid to you prior to December 31, 2005.

•	Company Property
You must return all Valspar property (e.g., computer, cell phone, etc.), and all Confidential Information in written or other tangible or electronic form, at such time as you cease providing services to Valspar.

•	Executive Perquisites
You will continue to participate in the Executive Physical program for calendar year 2005. You will continue to participate in the Executive Financial Planning program (tax preparation and planning) through calendar year 2007.

•	Benefits Continuation
Due to termination of your employment, medical, dental and life insurance coverage terminates July 31, 2005. However, provided you elect COBRA continuation coverage, coverage will be continued at the rates outlined below after you have signed this Agreement in the applicable time period and returned it to Valspar. To continue your coverage, you must simply complete and return the election form you will receive in a separate mailing from FlexComp (Valspar’s insurance continuation administrator).

As a Valspar Officer, you can elect to continue medical coverage and pay a reduced rate at the same rate as other similarly-situated Valspar employees based on dependent coverage status (approximately 30% of the full Plan cost — $166.40 per month for employee plus one coverage in 2005; rate to be adjusted annually). To be eligible for this benefit and the other payments and benefits described in the Agreement, you must sign this Agreement and abide by its terms, including but not limited to the non-competition provisions. You are eligible to continue this medical coverage for your lifetime and for your current spouse’s lifetime according to the terms and conditions of the Valspar retiree medical plan. Please note the insurance carrier may change if you move to another area of the country following retirement.

Dental and life insurance can be continued at a cost to you equal to 102% of the full cost of coverage. You will be eligible to continue these coverages for eighteen months (from August 2005 through January 2007).

You will receive additional COBRA election forms in a separate letter. If Valspar changes its group insurance plan(s) in the future, your coverage will be under the new plan(s). Valspar reserves the right to change or terminate its medical, dental and/or life insurance plans.

•	Disability Benefits
Due to termination of your employment, disability coverage will terminate on July 31, 2005.

•	Qualified Plans
If you participate in any qualified plan(s), your rights and obligations under such plan(s) will be governed by the applicable plan document(s).

•	Restriction on Employment
In further consideration of the payments and benefits described in this Agreement:

a)	You agree that through December 31, 2008 (the “Restricted Period”), you will not, directly or indirectly, render services (including but not limited to consulting or research) to any person or business organization that is engaged in the design, development, assembly, manufacture, marketing or sale of a Competitive Product.
b)	You agree that during the Restricted Period you will not, directly or indirectly, plan, organize or engage in any business involving the design, development, manufacture, marketing or sale of any Competitive Product, conspire with others to do so, or interfere with Valspar’s relationships with any customer, vendor, employee, or agent.
c)	You agree that during the Restricted Period you will not, directly or indirectly, solicit or employ any Valspar employee.
d)	For purposes of this Agreement, the following definitions shall apply:
•	“Confidential Information” means information not generally known, including trade secrets, about Valspar’s methods, processes, and products, including but not limited to, information relating to such matters as research and development, manufacturing methods, processes, techniques, formulas, chemical composition of materials, applications for particular technologies, materials or designs, vendor names, customer lists, management systems, and sales and marketing plans. All information disclosed to or created by you, or to which you have or had access during your employment, which you have a reasonable basis to believe is Confidential Information or which is treated by Valspar as Confidential Information, shall be presumed to be Confidential Information.
•	“Valspar Product” means any product, process or service (including any component thereof or research to develop information useful in connection with a product or service) that, during your employment or directorship with Valspar, was being designed, developed, assembled, manufactured, marketed or sold by Valspar, or with respect to which Valspar had acquired Confidential Information which it intends to use in the design, development, manufacture, assembly, marketing or sale of a product or service.
•	“Competitive Product” means any product, process or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, assembled, manufactured, marketed or sold by anyone other than Valspar and which is of the same general type, performs similar functions, competes with or is used for the same purposes as a Valspar Product.

•	Confidential Information
You understand and acknowledge that as a Valspar employee you had access to confidential information. As an example, in the course of your employment you worked with or had knowledge of information concerning inventions, improvements, formulas, techniques, customer lists, marketing plans, price lists, trade secrets, and processes developed, made, used or sold by Valspar, and other information relating to Valspar’s products or operations. You understand that all of this information belongs exclusively to Valspar and you agree not to use or disclose this information with any other person, firm or corporation, except with Valspar’s written consent.

•	Rescission/Revocation/Consideration Period
By signing this Agreement, you acknowledge and agree that Valspar informed you that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) calendar days from the receipt of this Agreement to consider whether the terms are acceptable to you. Valspar encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period. Changes to this Agreement, whether material or immaterial, will not restart this 21-day consideration period.

You may revoke (i.e., rescind) (1) your release of claims under the Age Discrimination in Employment Act of 1967 within seven calendar (7) days after signing this Agreement and/or (2) your release of claims under the Minnesota Human Rights Act within fifteen (15) calendar days of your signing this Agreement. The two rescission periods shall run concurrently. If you revoke one or both releases, Valspar shall have no further obligation under this Agreement and you shall immediately repay Valspar for all benefits and payments provided or made hereunder.

To revoke one or both releases, you must notify Valspar in writing and hand deliver or mail the notice to Ronda Bayer within the applicable 7- or 15-day rescission period. If you send the notice of revocation by mail, it must be: 1) postmarked within the required period; 2) properly addressed to The Valspar Corporation, Attention: Ronda Bayer, 1101 Third Street South, Minneapolis, Minnesota 55415; and 3) sent by certified mail, return receipt requested.

The payments and benefits described in this Agreement will not commence until you have returned the signed Agreement and the revocation periods have expired.

•	Release of Claims
Because of the additional consideration described above, you hereby unconditionally release, agree not to sue, and discharge The Valspar Corporation, and all of its affiliates, predecessors, successors, parents, subsidiaries, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities and corporations affiliated or related with any of them (referred to individually and collectively in this Release of Claims section as “the Released Parties”) from all liability for damages or claims or demands, whether known or unknown, of any kind, including but not limited to all claims for costs, expenses and attorney’s fees arising out of any acts, decisions, or omissions occurring prior to your execution of this Agreement, including, but not limited to, your termination from employment with the Released Parties. You will not make a claim in any court based upon any act of, or failure to act by, the Released Parties during the time you worked for the Released Parties. Some examples of the released claims are:

a)	Discrimination or violation of civil rights (including but not limited to any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Minnesota Human Rights Act, and any applicable state anti-discrimination or human rights statutes), arising under local, state or federal laws, or any other claim for retaliation, discrimination, or harassment based on sex, race, color, religion, age, national origin or ancestry, disability, or other protected class status.

b)	Employment termination based on breach of contract, infliction of emotional distress, lack of good faith, violation of public policy, invasion of privacy, defamation or other tortious conduct, or any other state or federal statute or common law claims.

c)	Any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, stock, stock options, vacation pay, separation payments and/or benefits, negligence, emotional distress, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), any claims arising under the Worker Adjustment and Retraining Notification Act, and any state or local plant closing and/or mass layoff statute or ordinance, or claims arising under any other federal or state constitutions or statute, including but not limited to the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act, and the Family and Medical Leave Act

d)	Any assertion that the Released Parties cannot cease the employment relationship.

You understand and agree that the above list contains examples only and does not contain all claims that you are releasing. By signing this Agreement, you are releasing all claims against the Released Parties. You also represent that you have not filed any claims against the Released Parties and, to the full extent permitted by law, will not do so at any time after signing this Agreement.

You further agree that, to the full extent permitted by law, you will not institute any claim for damages, by charge, complaint, or otherwise, nor otherwise authorize any other party, governmental or otherwise, to institute any claim including via administrative or legal proceedings against the Released Parties. If you previously filed, file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments and benefits described in this Agreement are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive the right to money damages or other legal or equitable relief from such charge, complaint, or action.

You agree that, following termination of both your directorship and employment with Valspar, but no later than 30 days following the date of whichever of such terminations occurs latest, you shall sign and return to Valspar the attached Updated Release of Claims, which is based on Release of Claims contained in this Agreement and covers any and all claims or liabilities which may have arisen from any matter, fact, or thing occurred after the date you signed this Agreement.

•	Cooperation
At Valspar’s request, you will cooperate with Valspar in any pending or future claims or lawsuits involving Valspar where you have knowledge of the underlying facts. In addition, you will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against Valspar; provided, however, that nothing in this Agreement will be construed to prevent you from testifying truthfully and completely at an administrative hearing, a deposition, or in court in response to a lawful subpoena or as otherwise required by law, in any litigation or proceeding involving Valspar.

•	Breach of Agreement
You agree that, in the event that you breach any provision of this Agreement, Valspar will have no further obligations under this Agreement, and that Valspar is entitled to repayment of all monies paid or benefits conferred hereunder.

If you breach any provision of this Agreement as determined by a court of law, you will pay for all costs incurred by Valspar, or by the directors, officers or employees of Valspar, including reasonable attorneys’ fees, incurred to collect repayment of all monies paid or benefits conferred, to seek injunctive relief, or to defend against your released claims.

•	Miscellaneous

a. Other Payments or Benefits. You agree that you are not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that you sign and return this Agreement within the specified time period, and do not revoke this Agreement or any part. In case of your death, the payments and benefits described in this Agreement shall automatically terminate except for payments and/or benefits due under the retiree medical plan, qualified plans, and/or the SERP.

b. References. Should anyone contact Valspar for references on you, Valspar will only verify employment dates, job title, and rate of compensation.

c. Non-Disparagement. You agree not to make disparaging or defamatory remarks about Valspar.

d. Confidentiality of Agreement. You agree not to disclose to anyone, except your spouse, attorney, tax advisor, or as may be required by law, the terms of this Agreement or any circumstances which are confidential to the termination of your employment, nor shall you provide copies of this Agreement to anybody.

e. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as an admission by Valspar or you of any liability or unlawful conduct whatsoever. Valspar and you specifically deny any liability or unlawful conduct.

f. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written Agreement of Valspar. The rights and obligations of this Agreement shall inure to the successors and assigns of Valspar.

g. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

h. Governing Law/Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota. The parties agree that any action relating to this Agreement shall be instituted and prosecuted in Hennepin County, Minnesota, in either state court (Hennepin County District Court) or federal court (United States District Court for the District of Minnesota). You and Valspar hereby consent to submit to the personal jurisdiction of such courts and agree not to bring any action relating to this Agreement or your employment and/or termination in any court other than Hennepin County District Court or United States District Court for the District of Minnesota.

i. Entire Agreement. This Agreement (which includes the Updated Release of Claims) contains the sole offer and full agreement between you and Valspar relating to your employment with Valspar and the termination of such employment and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, including, but not limited to any such agreements and/or understandings concerning termination and/or separation/severance payments and/or benefits you may have been eligible for or entitled to from Valspar (including but not limited to the Change of Control Agreement dated May 3, 2000).

j. Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the Release of Claims section, and understand that the release of claims is a full and final release of all claims you may have against The Valspar Corporation and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

If you have any questions, please call me.

Sincerely,

THE VALSPAR CORPORATION

By	/s/ Thomas R. McBurney

Thomas R. McBurney
Its Member, Board of Directors

I have read the above Separation Agreement and Release, and after consultation with my attorney, understand and agree to its contents. I am signing this Agreement knowingly, voluntarily and without reliance upon any statements made by Valspar employees or attorneys.

/s/ Richard M. Rompala	2/23/05

Signature	Date

Richard M. Rompala

Print Name

/s/ Nina E. Guertin-Marklund	2/23/05

Witness Signature (Notary or Valspar employee)	Date

Nina E. Guertin-Marklund

Print Name

Return the signed original copy to: Gary Gardner, The Valspar Corporation, P.O. Box 1461, Minneapolis, MN, 55440.

Updated Release of Claims

        This Updated Release of Claims is entered into by and between Richard M. Rompala (“you”) and The Valspar Corporation. By your signature below, you agree to the following terms and conditions:

        1.     Termination.   You agree and acknowledge that your employment, officership, and directorship with The Valspar Corporation and its subsidiaries (“Valspar”) have terminated. You agree that you are not eligible for any other payments or benefits except for those expressly described in the Separation Agreement and Release previously signed by you and Valspar (“Separation Agreement”).

        2.     Severance Payment.   As described in the Separation Agreement, Valspar has previously advanced to you, and you hereby acknowledge that you previously received, the Severance Payment, and that such Severance Payment was paid to you in anticipation of, and expressly conditioned upon, your signing (after termination of both your directorship and employment with Valspar, but no later than 30 days following the date of whichever of such terminations occurs latest) and not revoking this Updated Release of Claims.

        3.     Release of Claims.   Because of the Severance Payment and the other consideration provided to you under the Separation Agreement, you hereby unconditionally release, agree not to sue, and discharge The Valspar Corporation, and all of its affiliates, predecessors, successors, parents, subsidiaries, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities and corporations affiliated or related with any of them (referred to individually and collectively in this Release of Claims section as “the Released Parties”) from all liability for damages or claims or demands, whether known or unknown, of any kind, including but not limited to all claims for costs, expenses and attorney’s fees arising out of any acts, decisions, or omissions occurring prior to your execution of this Updated Release of Claims, including, but not limited to, your termination from employment with the Released Parties. You will not make a claim in any court based upon any act of, or failure to act by, the Released Parties during the time you worked for the Released Parties. Some examples of the released claims are:

a) Discrimination or violation of civil rights (including but not limited to any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Minnesota Human Rights Act, and any applicable state anti-discrimination or human rights statutes), arising under local, state or federal laws, or any other claim for retaliation, discrimination, or harassment based on sex, race, color, religion, age, national origin or ancestry, disability, or other protected class status.

b) Employment termination based on breach of contract, infliction of emotional distress, lack of good faith, violation of public policy, invasion of privacy, defamation or other tortious conduct, or any other state or federal statute or common law claims.

c) Any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, stock, stock options, vacation pay, separation payments and/or benefits, negligence, emotional distress, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), any claims arising under the Worker Adjustment and Retraining Notification Act, and any state or local plant closing and/or mass layoff statute or ordinance, or claims arising under any other federal or state constitutions or statute, including but not limited to the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act, and the Family and Medical Leave Act

d) Any assertion that the Released Parties cannot cease the employment relationship.

You understand and agree that the above list contains examples only and does not contain all claims that you are releasing. By signing this Updated Release of Claims, you are releasing all claims against the Released Parties. You also represent that you have not filed any claims against the Released Parties and, to the full extent permitted by law, will not do so at any time after signing this agreement.

You further agree that, to the full extent permitted by law, you will not institute any claim for damages, by charge, complaint, or otherwise, nor otherwise authorize any other party, governmental or otherwise, to institute any claim including via administrative or legal proceedings against the Released Parties. If you previously filed, file, or have filed on your behalf, a charge, complaint, or action, you agree that the Severance Payment and the payments and benefits described in the Separation Agreement are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive the right to money damages or other legal or equitable relief from such charge, complaint, or action.

        4.     Rescission/Revocation/Consideration Period.   By signing this Updated Release of Claims, you acknowledge and agree that Valspar informed you that (1) you have the right to consult with an attorney of your choice prior to signing this agreement, and (2) you are entitled to twenty-one (21) calendar days from the receipt of this agreement to consider whether the terms are acceptable to you. Valspar encourages you to use the full 21-day period to consider this agreement but you have the right, if you choose, to sign this agreement prior to the expiration of the twenty-one (21) day period.

You may revoke (i.e., rescind) (1) your updated release of claims under the Age Discrimination in Employment Act of 1967 within seven calendar (7) days after signing this Updated Release of Claims and/or (2) your updated release of claims under the Minnesota Human Rights Act within fifteen (15) calendar days of your signing this Updated Release of Claims. The two rescission periods shall run concurrently. If you revoke one or both updated releases, Valspar shall have no further obligation under this Updated Release of Claims and you agree that you shall immediately repay Valspar for the full amount of the Severance Payment plus those benefits and payments provided or made pursuant to the Separation Agreement.

To revoke one or both of the updated releases, you must notify Valspar in writing and hand deliver or mail the notice to Ronda Bayer within the applicable 7- or 15-day rescission period. If you send the notice of revocation by mail, it must be: 1) postmarked within the required period; 2) properly addressed to The Valspar Corporation, Attention: Ronda Bayer, 1101 Third Street South, Minneapolis, Minnesota 55415; and 3) sent by certified mail, return receipt requested.

        5.     Incorporation.   This Updated Release of Claims hereby incorporates by reference the terms of the Separation Agreement previously signed by the parties. This Updated Release of Claims (including the Separation Agreement incorporated herein by reference) contains the sole offer and full agreement between you and Valspar relating to your employment with Valspar and the termination of such employment and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Updated Release of Claims supersedes and terminates any and all other written and oral agreements and understandings between the parties, including, but not limited to any such agreements and/or understandings concerning termination and/or separation/severance payments and/or benefits you may have been eligible for or entitled to from Valspar (including but not limited to the Change of Control Agreement dated May 3, 2000), except this Updated Release of Claims supplements and does not supersede the Separation Agreement.

        6.     Acknowledgment of Reading and Understanding.   By signing this Agreement, you acknowledge that you have read this Updated Release of Claims and understand that the release of claims is a full and final release of all claims you may have against The Valspar Corporation and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Updated Release of Claims knowingly and voluntarily.

[Signatures on next page]

I have read the above Updated Release of Claims, and after consultation with my attorney, understand and agree to its contents. I am signing this Agreement knowingly, voluntarily and without reliance upon any statements made by Valspar employees or attorneys.

Signature	Date

Print Name

Witness Signature (Notary or Valspar employee)	Date

Print Name

Return the signed original copy to:   Gary Gardner, The Valspar Corporation, P.O. Box 1461, Minneapolis, MN, 55440.